Exhibit 99.1

Contact:	Richard S. Martin
Chief Financial Officer
(800) 322-2644, x1907

Diane Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

Strategic Distribution Names Cris Ferregur
General Manager of its Mexico Subsidiary

BENSALEM, Pa. – July 6, 2004 – SDI (Strategic Distribution, Inc. – Nasdaq: STRD), a leading provider of MRO supply chain management services, announced the appointment of Cris G. Ferregur, as general manager of Strategic Distribution de Mexico (SDM), the company’s Mexican subsidiary. Headquartered in Juarez, Chihuahua, Mexico, SDM is the largest on-site integrated supplier in Mexico.

Ferregur will oversee all management aspects of SDM, from generating new business by securing long-term contracts to day-to-day operations, expanding on SDI’s leading position in Mexico. He is taking over responsibilities of F.M. “Duffy” Shea, who left to pursue other opportunities.

Prior to joining SDI, Ferregur served as the vice president of sales and marketing for a mid-sized integrated supplier that specialized in the aerospace industry. He also worked for the Norton Company’s Saint Gobain Corporation (Worcester, Mass.) for more than 14 years. Based in Mexico City, Ferregur served as the national sales manager for the Saint-Gobain Abrasives division.

“SDM is experiencing amazing growth and we’re excited to have someone like Cris Ferregur, with his credentials, at the helm,” said Don Woodring, president and CEO of SDI. “Cris’ depth of experience in integrated supply chain management is an excellent complement to the service delivered by SDM. Our customers will benefit from his experience in providing even greater value through global sourcing and enhanced inventory management.”

Ferregur is a graduate of Rutgers University (New Brunswick, N.J.), where he earned a Bachelor of Science degree in ceramics engineering. He has technical knowledge of cutting tools, abrasives, and general MRO manufacturing applications, as well as knowledge of 6 SIGMA and LEAN Process controls and tools. He is also fluent in Spanish.

- more -

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials.  Additional information about SDI can be found on the company’s Web site at www.SDI.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

# # #